Exhibit 10.9

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

If your employment is terminated by Adaptive Insights, Inc., or any acquirer or successor in interest thereof (the “Company”) without Cause (as defined below) or by you for Good Reason (as defined below) at any time during the period commencing three (3) months before the effective date of a Change of Control (as defined below) and ending twelve (12) months following the Change of Control, then upon satisfaction of the General Release requirement (as set forth below), the vesting of the Shares subject to any equity awards (including but not limited to options, restricted stock and restricted stock units) held by you on the date of your termination (collectively, the “Equity Awards”) shall be accelerated such that one hundred percent (100%) of the then unvested Equity Awards shall vest and become exercisable effective as of your termination date (the “Vesting Acceleration”).

If your employment is terminated by the Company without Cause or by you for Good Reason, whether or not a Change of Control has occurred, and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then upon your satisfaction of the General Release requirement, the Company shall provide you with severance benefits (the “Severance Benefits”) of (1) 6 months of your base monthly salary in effect at the time of your Separation from Service, payable as set forth below (the “Salary Continuation”) plus (2) continuation of the health plan benefits in place for you and your dependents at that time under COBRA at no cost to you (provided that you timely elect COBRA coverage benefits), for 6 months following such Separation from Service, plus (3) a prorated amount of your target annual bonus from the beginning of the fiscal year until the date of termination (the “Pro Rata Bonus”); provided, however, that in the event you obtain other employment prior to the end of such period, the benefits under clause (2) above will terminate early at such time as you are eligible to receive health benefits through such other employment. Notwithstanding the foregoing, in the event of the termination of employment of the Chief Executive Officer (“CEO”) at any time during the period commencing 3 months before the effective date of a Change of Control and ending 12 months following the Change of Control, the Severance Benefits in clauses (1) and (2) above will be for 9 months instead of 6 months.

For the avoidance of doubt, if no Change of Control has occurred, you will not be entitled to any additional acceleration of your Equity Awards in connection with termination of your employment.

You understand and agree that, in the event of termination of your employment with the Company, you shall not be entitled to any other severance pay, severance benefits, accelerated vesting or any other compensation or benefits other than as set forth herein, or as required by applicable law.

As a condition of your receipt of any Severance Benefits or Vesting Acceleration as set forth in this Agreement, you will be required to execute and allow to become effective a general release of claims in favor of the Company, with such changes as may be required due to intervening changes in applicable law (a “General Release”) within sixty (60) days following your employment termination. Unless the Release is timely signed by you, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not be entitled to any Severance Benefits pursuant to this Agreement, and any Vesting Acceleration as provided in this Agreement shall not apply and each Equity Awards may be exercised following the date of your termination only to the extent provided under its original terms.

The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the 6-month period (or 9-month period in the case of the CEO) outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the first payroll date following the effective date of the General Release (the “Initial Payment Date”). On the Initial Payment Date, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the General Release, with the balance of the Salary Continuation being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the Salary Continuation in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A (as defined below). The Pro Rata Bonus will be paid to you in a lump sum on the date on which the Salary Continuation commences.

“Change of Control” shall mean (a) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (b) a sale or other disposition of all or substantially all of the assets of the Company. A Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

“Cause” shall mean your termination for any one or more of the following reasons: (i) your conviction of, or plea of guilty or no contest to, any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material economic harm to the Company; (iii) your material breach of any material provisions of any confidentiality, proprietary information, invention assignment and similar agreement with the Company or this Agreement, which you have failed to cure 30 days after written notice of such breach from the Board; or (iv) your repeated conduct that constitutes willful and gross insubordination or habitual non-performance of your duties and that results in (or might have reasonably resulted in) material economic harm to the Company, which you have failed to cure 30 days after written notice of such conduct from the Board.

A termination shall be for “Good Reason” if one of the following events occurs without your written consent: (i) a material reduction in your salary then in effect, except to the extent the salaries of all other executive officers of the Company are accordingly reduced; or (ii) a material reduction in your benefits, other than a material reduction commensurate with reductions generally applicable to other executives of the Company; (iii) you are required by the Company to relocate your primary work location more than 35 miles outside of Palo Alto, CA; (iv) a material reduction in your duties, authority or responsibilities; or (v) the failure of the Company to obtain the assumption of this Agreement by a successor, which would constitute a material breach of this Agreement. For purposes of clause (iv) above, for the Chief Executive Officer, a material reduction in duties, authority or responsibilities will be deemed to have occurred if he is not the single most senior executive officer of the surviving entity, and if the surviving entity is operated as a separate subsidiary or business unit, then the ultimate parent thereof. For purposes of clause (iv) above, for all other executive officers, if the Company is operated as a separate subsidiary or business unit following a Change of Control, such executive officers will not be deemed to have suffered a material reduction in duties, authority or responsibilities if such duties, authority or responsibilities with respect to such subsidiary or separate business unit are not materially changed following such Change of Control. In order to effect a Resignation for Good Reason, you must notify the Board within 30 days after the first occurrence of the event described above, the Company must fail to cure such event within 30 days after receiving written notice, and your resignation date must be no later than 60 days after the expiration of the Company’s cure period.

Section 409A. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) then to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this Agreement is required in order to avoid adverse taxation under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day after such earlier date, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any other provision of this Agreement, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Section 280G. Notwithstanding anything in the foregoing to the contrary, if any of the payments to you (prior to any reduction described in this paragraph) provided for in this Agreement, together with any other payments which you have the right to receive from the Company, any acquiror, their affiliates or otherwise (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) and if the Safe Harbor Amount, as defined below, is greater than the Taxed Amount, as defined below, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction as described in this paragraph) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax. If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of a stock award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or the Company otherwise determines such accounting firm should not be engaged for purposes of making the determinations required hereunder, the Company may appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you upon written notice that a payment related to a Change of Control of the Company has been or is to be made.